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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number 000-25624

                               LOTTO PEOPLE, INC.
           (FORMERLY KNOWN PRIOR TO APRIL 5, 2000 AS LOTTOWORLD, INC.)
             (Exact name of registrant as specified in its charter)

                        PLYMOUTH MEETING EXECUTIVE CAMPUS
                                  BUILDING 620
                      PLYMOUTH MEETING, PENNSYLVANIA 19462
                                 (610) 834-5554
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON STOCK
            (Title of each class of securities covered by this Form)

                                      NONE
       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4 (a) (1) (i)    [X]        Rule 12h-3 (b) (1) (ii)   [ ]
         Rule 12g-4 (a) (1) (ii)   [ ]        Rule 12h-3 (b) (2) (i)    [ ]
         Rule 12g-4 (a) (2) (i)    [ ]        Rule 12h-3 (b) (2) (ii)   [ ]
         Rule 12g-4 (a) (2) (ii)   [ ]        Rule 15d-6                [ ]
         Rule 12h-3 (b) (1) (i)    [ ]

         Approximate number of holders of record as of the certification or notice date: One

         Pursuant to the requirements of the Securities Exchange Act of 1934, Lotto People, Inc. has caused this Certification or Notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 28, 2000                      By: /s/ Jonathan Dunay
                                              ----------------------------------
                                              Jonathan Dunay, Vice President and
                                              Treasurer